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                                                                 Exhibit 10.16.1

                                 April 30, 1999

Dr. Charles de Taisne
Pasteur Merieux Connaught
1541 Avenue Marcel Merieux
Marcy L'Etoile, France 69280

Re:  Letter of Intent for Supply and Development Agreement

Dear Charles:

Our April 10, 1998 Letter of Intent provided that we would negotiate and finalize the necessary definitive agreements by no later than July 15, 1998. It further provided that the Letter of Intent would be of no further force and effect if we did not either finalize those agreements by July 15, 1998 or agree in writing to some other date for finalizing the agreements. We entered into subsequent agreements in writing which extended the date to finalize the Letter of Intent to April 15, 1999.

Because the Phase III trials have consumed more of our time than expected, the agreements cannot be finalized within the time period contemplated. Therefore, we propose that the time for finalizing the definitive agreements be extended through November 1, 1999. If the agreements have not been concluded by that date, the Letter of Intent will be of no further force and effect unless otherwise agreed in writing.

If the proposed extension is acceptable to you, please sign on the space provided below and return this letter to me. In the meantime, this delay in finalizing the agreements should not, in any way, interfere with the cooperation that we are enjoying in practice. We look forward to working with you to complete this transaction.

Sincerely:

VAXGEN, INC.

By: /s/ ROBERT C. NOWINKSI
   ------------------------------
        Robert C. Nowinksi, Ph.D.

Date: April 30, 1999
     ----------------------------

AGREED:

PASTEUR MERIEUX CONNAUGHT

By: /s/ CHARLES DE TAISNE
   ------------------------------
        Charles de Taisne

Date: May 3, 1999
     ----------------------------

cc: Ralph M. Pais, Esq.